Exhibit 99.1

Contacts:
Jody Cain
LHA Investor Relations
310-691-7100
jcain@lhai.com

PDL BioPharma Reports 2020 Second Quarter Financial Results

•Accomplished Important Asset Monetization Milestones with the Distribution of Evofem Biosciences Shares to PDL Stockholders and the Anticipated Sale of Noden to Stanley Capital
•Announced the Filing of a Form 10 with SEC for Potential Spin-off of LENSAR
•Continues to Seek Potential Strategic Transactions for Royalty Portfolio and LENSAR

- Conference Call with Slides Begins at 4:30 p.m. Eastern Time Today -

INCLINE VILLAGE, Nev. (August 6, 2020) - PDL BioPharma, Inc. (“PDL” or “the Company”) (Nasdaq: PDLI) reports financial results for the three and six months ended June 30, 2020 and provides an update on important milestones achieved in the execution of its monetization plan:

“I am pleased with the significant progress we have made over the past couple of months in the execution of our monetization strategy,” commented PDL’s President and CEO Dominique Monnet. “We continue to focus on maximizing the net proceeds from the monetization of our assets for our stockholders, and I believe the actions we have taken so far have served them well. I would like to thank the PDL Board and team, our advisors and our LENSAR and Noden colleagues for their continued engagement, dedication and support.”

•On May 21, 2020, the Company distributed 100% of its shares of Evofem Biosciences, Inc. (“Evofem”) common stock to the PDL stockholders.
•On July 17, 2020, the Company announced that its majority owned subsidiary, LENSAR, Inc. (“LENSAR”), confidentially submitted a registration statement on Form 10 to the Securities and Exchange Commission relating to a potential spin-off of LENSAR as a stand-alone publicly traded company. The Company continues to pursue various strategic alternatives for LENSAR in addition to a spin-off.
•On July 30, 2020, the Company announced the signing of a definitive agreement for the sale of 100% of the outstanding stock in its wholly owned subsidiaries Noden Pharma DAC and Noden Pharma USA (collectively “Noden”). The total value of the transaction will result in payments to PDL of up to $48.25 million in cash. Upon closing, which we expect to occur by mid-August, PDL will be released of its guarantee to Novartis under Noden’s supply agreement.

In February 2020, the Board of Directors of PDL BioPharma (the “Board”) approved a Plan of Complete Liquidation (“Plan of Liquidation”). The Company is seeking stockholder approval at its 2020 Annual Meeting of Stockholders on August 19, 2020 to dissolve the Company under Delaware state law. If stockholders approve the dissolution proposal, the Board would have the authority to cause the Company to file a Certificate of Dissolution to begin the process of winding down and dissolving the Company if and when the Board decides that it would serve best the interest of PDL stockholders.

As announced previously, the Company has engaged financial advisors and initiated processes either to sell its remaining assets separately or to sell the Company as a whole. The Company intends to pursue its monetization strategy in a disciplined and cost-effective manner seeking to maximize net proceeds to stockholders. While the Company cannot provide a definitive timeline for the liquidation process, it is targeting to complete the monetization or distribution of its key assets over the next 12 months.

Discontinued Operations Classified as Assets Held for Sale

As a result of the Company's plans to monetize its assets and the actions put in place in the first quarter of 2020, as of March 31, 2020 the assets held for sale and discontinued operations criteria were met for the Company’s royalty assets and for its Pharmaceutical segment, which consisted of Noden. The royalty assets are a component of the Income Generating Assets segment. In the second quarter of 2020, upon the distribution of the Evofem common stock to the Company's stockholders, the discontinued operations criteria were met for the Strategic Positions segment. The Strategic Positions segment was comprised solely of the Company's investment in Evofem.

During the period in which a component meets the assets held for sale and discontinued operations criteria, an entity must present the assets and liabilities of the discontinued operation separately in the asset and liability sections of the balance sheet for the current and comparative reporting periods. The prior period balance sheet is reclassified for the held for sale items. For statements of operations, the current and prior periods report the results of operations of the component in discontinued operations.

Second Quarter Financial Highlights

•Total revenues were $5.2 million, consisting primarily of LENSAR product, lease and service revenues.
•LENSAR revenues were $5.1 million, a decrease of 31% over the prior-year period, with procedure volume also declining 31%.
•Net cash from all royalty rights was $11.5 million, down 43% from $20.1 million for the prior-year period.
•Revenue from our Pharmaceutical segment was $8.2 million, compared with $10.4 million for the prior-year period.
•GAAP net loss was $50.0 million. Non-GAAP net loss was $23.0 million. A reconciliation of GAAP to non-GAAP financial results can be found in Table 4 at the end of this news release.

Revenue Highlights

•Total revenues for the second quarter of 2020 were $5.2 million and consisted primarily of LENSAR product, lease and service revenues.
•Product revenue from LENSAR was $5.1 million, a 31% decrease from the second quarter of 2019. LENSAR procedure volume for the second quarter of 2020 also declined 31% from the prior-year period, primarily due to lower system sales and procedures driven by the negative impact of the COVID-19 pandemic and the associated decline in elective surgical procedures. LENSAR operating results are expected to improve as elective surgical procedures progressively ramp to pre-COVID-19 levels as the pandemic subsides.
•Total revenues for the first half of 2020 were $11.2 million, compared with $14.2 million for the first half of 2019.
◦Revenues from LENSAR for the six months ended June 30, 2020 decreased by $3.0 million, or 21%, to $11.1 million from $14.1 million for the six months ended June 30, 2019. LENSAR procedure volume for the six months ended June 30, 2020 declined by 18% from the prior-year period.

Operating Expense Highlights

•Operating expenses from continuing operations of the Company include general and administrative expenses for corporate overhead. A significant amount of these costs had historically not been allocated to individual segments.
•Operating expenses for the three months ended June 30, 2020 were $19.0 million, a $2.3 million increase from $16.7 million for the three months ended June 30, 2019. The increase was primarily a result of:
◦higher general and administrative expenses, primarily due to increased professional fees associated with the ongoing monetization efforts,
◦higher research & development expenses in our Medical Devices segment as LENSAR pursues its next-generation workstation, ALLY™, which integrates an enhanced femtosecond laser with a phacoemulsification system in a compact, mobile workstation, partially offset by
◦lower cost of product revenue, due to decreased sales in our Medical Devices segment, and
◦lower sales and marketing expenses in our Medical Devices segment.

•Operating expenses for the six months ended June 30, 2020 were $56.7 million, a $25.1 million increase from $31.6 million for the six months ended June 30, 2019. The increase was primarily a result of:
◦provisions under our Wind-Down Retention Plan, which, as a result of the adoption of the Plan of Liquidation, accelerated the vesting of outstanding stock awards for employees in the first quarter of 2020,
◦higher general and administrative expenses of $5.5 million, or 32% from the prior period, primarily due to increased professional fees, and
◦higher research & development expenses in our Medical Devices segment, partially offset by
◦lower cost of product revenue, due to decreased sales in our Medical Devices segment.

Discontinued Operations Highlights

•Loss from discontinued operations for the three months ended June 30, 2020 was $37.4 million, a $40.9 million decrease from the $3.5 million of income recognized for the three months ended June 30, 2019. The change was primarily a result of:
◦A $58.4 million change in the fair value of our equity affiliate from an unrecognized gain of $45.5 million in the three months ended June 30, 2019, compared with a $12.9 million loss in the three months ended June 30, 2020.
◦A $16.8 million loss recorded in the three months ended June 30, 2020 associated with reducing the estimated fair value of Noden as informed by negotiations and terms for the disposition of the entity.
◦A $2.2 million, or 22%, decline in revenue from our Pharmaceutical segment for the three months ended June 30, 2020, compared with the same period in the prior year. The decrease in revenue from our Pharmaceutical segment is primarily due to lower net revenues in the United States.
▪The decrease in revenue from our Pharmaceutical segment in the U.S. for the three months ended June 30, 2020 is due to the increased sales of our authorized generic and lower sales of our branded Tekturna®, compared with the second quarter of 2019.
▪U.S. market share for branded Tekturna® and the authorized generic of Tekturna of approximately 65% at June 30, 2020 declined from 68% as of March 31, 2020.

These amounts were partially offset by:
◦Revenue from our royalty right assets of negative $16.3 million in the three months ended June 30, 2020, compared with a negative $40.4 million for the three months ended June 30, 2019. The difference was primarily due to a larger decrease in fair value in the second quarter of 2019 primarily resulting from the $60.0 million AcelRx write-down, compared with a $22.9 million write down in the three months ended June 30, 2020 for certain royalty assets, as informed by bids received during our monetization process.
▪The royalty right assets in our Income Generating Assets segment generated cash flows of $11.5 million and a loss from the net change in fair value of $27.8 million in the three months ended June 30, 2020, compared with cash flows of $20.1 million and a loss in the net change in fair value of $60.5 million in the three month period ended June 30, 2019.
▪See Table 3 for a rollforward of royalty assets for the second quarter of 2020, compared with the comparable period in 2019.

•Loss from discontinued operations for the six months ended June 30, 2020 was $50.2 million, a $68.7 million decrease from the $18.6 million of income recognized for the six months ended June 30, 2019. The unfavorable change was primarily a result of:
◦A $72.2 million change in the fair value of our equity affiliate from an unrecognized gain of $45.5 million in the six months ended June 30, 2019, compared with a $26.7 million loss in the six months ended June 30, 2020.
◦A $23.5 million write down of our Pharmaceutical segment in the current year due to a decrease in the estimated fair value of the entity.
◦A $7.2 million, or 24%, decline in revenue from our Pharmaceutical segment for the six months ended June 30, 2020, compared with the same period in the prior year.

These amounts were partially offset by:
◦Revenue from our royalty right assets in our Income Generating Assets segment of negative $6.9 million for the six months ended June 30, 2020, compared with negative $28.1 million for the corresponding period of the prior year. The difference was primarily due to a larger decrease in fair value in the second quarter of 2019 resulting from the $60 million AcelRx write-down, compared with the six months ended June 30, 2020, which includes the fair value adjustments for certain royalty assets as informed by the bids received during our monetization process.
▪The royalty right assets generated cash flows of $25.0 million in the current period, compared with $32.7 million in the prior-year period.

Other Financial Highlights

•On a GAAP basis, the net loss attributable to PDL’s shareholders for the second quarter of 2020 was $50.0 million, or $0.43 per share, compared with a GAAP net loss attributable to PDL’s shareholders of $4.4 million, or $0.04 per share, for the prior-year period. Non-GAAP net loss attributable to PDL’s shareholders was $23.0 million for the second quarter of 2020, compared with non-GAAP net income for PDL's shareholders of $12.7 million for the second quarter of 2019.
•On a GAAP basis, the net loss attributable to PDL’s shareholders for the first half of 2020 was $81.7 million, or $0.68 per share, compared with GAAP net income attributable to PDL’s shareholders of $2.3 million, or $0.02 per share, for the prior-year period. Non-GAAP net loss attributable to PDL’s shareholders was $29.7 million for the first half of 2020, compared with non-GAAP net income for PDL's shareholders of $24.5 million for the first half of 2019.
•PDL had cash and cash equivalents from continuing operations of $105.4 million as of June 30, 2020, compared with $169.0 million as of December 31, 2019.
◦The $63.6 million reduction was primarily the result of common stock repurchases of $39.4 million, the net cash used for the repurchase of convertible debt of $18.0 million and net cash used in operations of $33.8 million. This reduction was partially offset by the proceeds from royalty rights of $25.0 million.

Stock and Convertible Note Repurchase Program

•In January 2020, PDL began repurchasing shares of its common stock in the open market pursuant to the 10b5-1 program entered into in December 2019 following a $275 million repurchase plan approved by the Board. In the first half of 2020, the Company acquired 12.3 million shares of its common stock for $39.4 million, at an average cost of $3.20 per share, including commissions.
•Under this same program, in the first half of 2020, the Company also repurchased $15.9 million par value of convertible notes.
•In consideration of the impact and uncertainty introduced by the COVID-19 pandemic on the Company's monetization process, the Company discontinued its 10b5-1 program on May 31, 2020.
•Through June 30, 2020, the total amount spent of the $275 million Board authorized repurchase program, including the value of the Company’s stock issued in connection with the December 2019 convertible debt exchange, was $213.0 million.
•As of July 31, 2020, the Company had approximately 114.0 million shares of common stock outstanding.

Conference Call and Webcast

PDL will hold a conference call to discuss financial results and provide a business update at 4:30 p.m. Eastern time today. Slides to accompany the conference call will be available in the Investor Relations section of https://www.pdl.com/.

To access the live conference call via phone, please dial (866) 777-2509 from the United States or (412) 312-5413 internationally. The conference ID is 10146007. A telephone replay will be available for one week beginning approximately one hour after the completion of the call and can be accessed by dialing (877) 344-7529 from the U.S., (855) 669-9658 from Canada or (412) 317-0088 internationally. The replay passcode is 10146007.

To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of https://www.pdl.com/ and select “Events & Presentations.”

About PDL BioPharma, Inc.

Throughout its history, PDL's mission has been to improve the lives of patients by aiding in the successful development of innovative therapeutics and healthcare technologies. PDL BioPharma was founded in 1986 as Protein Design Labs, Inc. when it pioneered the humanization of monoclonal antibodies, enabling the discovery of a new generation of targeted treatments that have had a profound impact on patients living with different cancers as well as a variety of other debilitating diseases. In 2006, the Company changed its name to PDL BioPharma, Inc.

As of December 2019, PDL ceased making additional strategic transactions and investments and is pursuing a formal process to unlock the value of its portfolio by monetizing its assets and ultimately distributing net proceeds to stockholders.

For more information please visit https://www.pdl.com/

NOTE: PDL, PDL BioPharma, the PDL logo and associated logos and the PDL BioPharma logo are trademarks or registered trademarks of, and are proprietary to, PDL BioPharma, Inc. which reserves all rights therein. Noden, Noden Pharma, Tekturna, Tekturna HCT, Rasilez and Rasilez HCT and associated logos are trademarks or registered trademarks of, and are proprietary to, Noden Pharma DAC, which reserves all right therein. LENSAR and associated logos are trademarks or registered trademarks of, and are proprietary to, LENSAR, Inc., which reserves all rights therein.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including as it relates to the Company’s Plan of Liquidation, dissolution and continued operations. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company’s assets and business, including the implementation or success of the Company’s monetization strategy/Plan of Liquidation, are disclosed in the risk factors contained in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on March 11, 2020, and subsequent filings. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement (the “2020 Proxy Statement”) with the SEC in connection with the solicitation of proxies for the 2020 Annual Meeting. STOCKHOLDERS ARE URGED TO READ THE 2020 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Stockholders may obtain, free of charge, copies of the 2020 Proxy Statement, any amendments or supplements thereto and any other documents in connection with the 2020 Annual Meeting at the SEC's website (http://www.sec.gov), at the Company's website (http://investor.pdl.com/investor-relations/sec-filings) or by contacting Okapi Partners by phone (for stockholders, banks and brokers) at 877-259-6290 or (all others outside the U.S.) at 212-297-0720, by email at info@okapipartners.com or by mail at Okapi Partners LLC, 1212 Avenue of the Americas, 24th Floor, New York, NY 10036.

Participants in the Solicitation

The Company, its directors and certain of its executive officers and other employees may be deemed to be participants in the solicitation of proxies from stockholders in connection with the 2020 Annual Meeting. Additional information regarding the identity of these potential participants, and their direct or indirect interests, by security holdings or otherwise, are forth in the 2020 Proxy Statement and other materials filed with the SEC in connection with the 2020 Annual Meeting. To the extent holdings of the Company's securities by such potential participants (or the identity of such participants) have changed since the information printed in the 2020 Proxy Statement, such information has been or will be reflected on Statements of Change in Ownership on Forms 3 and 4 filed with the SEC. You may obtain free copies of these documents using the sources indicated above.

TABLE 1
PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenues
Product revenue, net	$4,099	$5,268	$8,115	$10,004
Lease revenue	359	1,308	1,436	2,532
Service revenue	690	846	1,582	1,612
Royalties from Queen et al. patents	—	6	—	9
License and other	63	30	73	(3)
Total revenues	5,211	7,458	11,206	14,154
Operating expenses
Cost of product revenue (excluding intangible asset amortization)	2,639	4,929	5,499	8,729
Amortization of intangible assets	335	344	637	662
Severance and retention	3,579	—	22,313	—
General and administrative	9,719	8,695	22,471	17,005
Sales and marketing	1,237	1,861	2,487	3,435
Research and development	1,465	886	3,321	1,796
Total operating expenses	18,974	16,715	56,728	31,627
Operating loss from continuing operations	(13,763)	(9,257)	(45,522)	(17,473)
Non-operating expense, net
Interest and other income, net	69	1,650	582	3,524
Interest expense	(312)	(2,984)	(786)	(5,939)
Loss on extinguishment of convertible notes	—	—	(606)	—
Total non-operating expense, net	(243)	(1,334)	(810)	(2,415)
Loss from continuing operations before income taxes	(14,006)	(10,591)	(46,332)	(19,888)
Income tax benefit from continuing operations	(1,077)	(2,575)	(14,144)	(3,422)
Net loss from continuing operations	(12,929)	(8,016)	(32,188)	(16,466)
(Loss) income from discontinued operations before income taxes (including loss on classification as held for sale of $16,143 and $28,904 for the three and six months ended June 30, 2020, respectively)	(44,277)	4,830	(58,112)	23,517
Income tax expense (benefit) of discontinued operations	(6,878)	1,328	(7,961)	4,948
(Loss) income from discontinued operations	(37,399)	3,502	(50,151)	18,569
Net (loss) income	(50,328)	(4,514)	(82,339)	2,103
Less: Net loss attributable to noncontrolling interests	(357)	(95)	(645)	(158)
Net (loss) income attributable to PDL’s shareholders	$(49,971)	$(4,419)	$(81,694)	$2,261

Net (loss) income per share - basic
Net loss from continuing operations	$(0.11)	$(0.07)	$(0.26)	$(0.13)
Net (loss) income from discontinued operations	(0.32)	0.03	(0.42)	0.15
Net (loss) income attributable to PDL’s shareholders	$(0.43)	$(0.04)	$(0.68)	$0.02
Net (loss) income per share - diluted
Net loss from continuing operations	$(0.11)	$(0.07)	$(0.26)	$(0.13)
Net (loss) income from discontinued operations	(0.32)	0.03	(0.42)	0.15
Net (loss) income attributable to PDL’s shareholders	$(0.43)	$(0.04)	$(0.68)	$0.02
Weighted-average shares outstanding
Basic	115,908	118,285	119,402	123,484
Diluted	115,908	118,285	119,402	123,484

TABLE 2
PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited)
(In thousands)

	June 30,	December 31,
	2020	2019

Cash and cash equivalents	$105,446	$168,982
Notes receivable	$53,234	$53,410
Assets held for sale	$289,426	$447,857
Total assets	$520,656	$717,206
Liabilities held for sale	$18,213	$31,215
Convertible notes payable	$13,507	$27,250
Total stockholder's equity	$420,001	$593,278

TABLE 3
PDL BIOPHARMA, INC.
CONDENSED ROYALTY ASSET DATA
(Unaudited)
(In thousands)

	Three Months Ended
	June 30, 2020			June 30, 2019
	Cash Royalties	Change In Fair Value	Total	Cash Royalties	Change In Fair Value	Total

Assertio	$8,840	$(3,278)	$5,562	$18,415	$93	$18,508
VB	209	(9,405)	(9,196)	227	137	364
U-M	2,349	(1,556)	793	1,371	(780)	591
AcelRx	77	(13,153)	(13,076)	93	(59,974)	(59,881)
KYBELLA	—	(387)	(387)	—	19	19
	$11,475	$(27,779)	$(16,304)	$20,106	$(60,505)	$(40,399)

	Six Months Ended
	June 30, 2020			June 30, 2019
	Cash Royalties	Change In Fair Value	Total	Cash Royalties	Change In Fair Value	Total

Assertio	$20,017	$(6,438)	$13,579	$29,383	$(459)	$28,924
VB	475	(9,199)	(8,724)	494	265	759
U-M	4,354	(2,948)	1,406	2,638	(1,316)	1,322
AcelRx	156	(12,952)	(12,796)	161	(57,886)	(57,725)
KYBELLA	42	(417)	(375)	50	(1,472)	(1,422)
	$25,044	$(31,954)	$(6,910)	$32,726	$(60,868)	$(28,142)

	Fair Value as of	Royalty Rights -	Fair Value as of
	December 31, 2019	Change in Fair Value	June 30, 2020 (1)

Assertio	$218,672	$(6,438)	$212,234
VB	13,590	(9,199)	4,391
U-M	20,398	(2,948)	17,450
AcelRx	12,952	(12,952)	—
KYBELLA	584	(417)	167
	$266,196	$(31,954)	$234,242
______________
(1) Excludes the aggregate estimated remaining costs to sell of $5.0 million.

TABLE 4
PDL BIOPHARMA, INC.
GAAP TO NON-GAAP RECONCILIATION:
NET (LOSS) INCOME
(Unaudited)
(In thousands)

A reconciliation between net (loss) income on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

GAAP net (loss) income attributed to PDL's stockholders as reported	$(49,971)	$(4,419)	$(81,694)	$2,261
Adjustments to Non-GAAP net income (as detailed below)	26,965	17,078	51,977	22,253
Non-GAAP net (loss) income attributed to PDL's stockholders	$(23,006)	$12,659	$(29,717)	$24,514

An itemized reconciliation between net (loss) income on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

GAAP net (loss) income attributed to PDL's stockholders as reported	$(49,971)	$(4,419)	$(81,694)	$2,261
Adjustments:
Mark-to-market adjustment to fair value - royalty assets	27,779	60,505	31,954	60,868
Mark-to-market adjustment to equity affiliate	6,533	(37,907)	17,867	(37,907)
Non-cash stock-based compensation expense	244	2,175	18,518	3,344
Non-cash debt offering costs	205	1,953	485	3,876
Non-cash depreciation and amortization expense	134	521	891	1,649
Mark-to-market adjustment on warrants held	6,268	(7,610)	8,721	(7,577)
Non-cash amortization of intangible assets	335	1,598	1,026	3,170
Income tax effect related to above items	(14,533)	(4,157)	(27,485)	(5,170)
Total adjustments	26,965	17,078	51,977	22,253
Non-GAAP net (loss) income	$(23,006)	$12,659	$(29,717)	$24,514

Use of Non-GAAP Financial Measures

We supplement our consolidated financial statements presented on a GAAP basis by providing an additional measure which may be considered a “non-GAAP” financial measure under applicable rules of the Securities and Exchange Commission. We believe that the disclosure of this non-GAAP financial measure provides our investors with additional information that reflects the amounts and financial basis upon which our management assesses and operates our business. These non-GAAP financial measures are not in accordance with generally accepted accounting principles and should not be viewed in isolation or as a substitute for reported, or GAAP, net income, and is not a substitute for, or superior to, measures of financial performance performed in conformity with GAAP.

“Non-GAAP net income” is not based on any standardized methodology prescribed by GAAP and represents GAAP net income adjusted to exclude (1) mark-to-market adjustments related to the fair value election for our investments in royalty rights presented in our earnings, which include the fair value remeasurement of future discounted cash flows for each of the royalty rights assets we have acquired, (2) market-to-mark adjustment to our equity affiliate, (3) non-cash stock-based compensation expense, (4) non-cash interest expense related to PDL debt offering costs, (5) mark-to-market adjustments related to warrants held, (6) non-cash amortization of intangible assets, (7) non-cash depreciation and amortization expense and (8) the related tax effect of all reconciling items within our reconciliation. Non-GAAP financial measures used by PDL may be calculated differently from, and therefore may not be comparable to, non-GAAP measures used by other companies.